EXHIBIT 77Q3 TO FORM N-SAR

Registrant Name: Vanguard Pennsylvania Tax-Free Funds
File Number: 811-4571
Registrant CIK Number: 0000788606


Item 73

     Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Item 73 completely, the Registrant has set forth in their entirety the complete responses to the indicated Items or Sub-Items below, in accordance with verbal instructions provided to the Registrant by the staff of the Commission on September 20, 2002, and September 23, 2002.


Series 1 Identifier S000002912 Pennsylvania Tax-Exempt Money Market Fund
Class 1 SEC Identifier C000007978


Item 73

Distributions per share for which record date passed during the period:

A)	1. Dividends from net investment income									    $0.00005


